DEMAND PROMISSORY NOTE

$ 1,350,000.00	July 19, 2013

FOR VALUE RECEIVED, the undersigned (hereinafter called “Borrower”) promises to pay to the order of PEOPLE’S CAPITAL AND LEASING CORP. (hereinafter called “PCLC”), at 255 Bank Street, 4th Floor, Waterbury, CT 06702 or at such other place as may be designated in writing by the holder of this Note, ON DEMAND, one million, three hundred fifty thousand and 00/100 dollars ($)1,350,000.00 together with interest thereon at a fluctuating per annum interest rate equal to 3.00% above the Libor Rate. The “Libor Rate” shall mean the one (1) month London InterBank Offered Rate quoted in U.S. Dollars (rounded upward to two decimal places) as published in the “Money Rates” section of the WALL STREET JOURNAL or any successor or similar section or publishing service selected by Lender, computed on a 360 day basis. The interest shall be payable one month following the first advance and on the same day of each month thereafter with all unpaid and accrued interest being payable at the time of demand. The interest accrued in any month shall be determined by reference to the Libor Rate in effect on the first business day of such month.

To secure payment of this Note, Borrower granted a security interest in its property pursuant to a Security Agreement dated as of this date (the “Agreement”).

If Borrower fails to pay any interest installment on its due date, which failure continues for a period of five (5) days, Borrower shall pay a late charge thereon equal to one and one half (1.50%) percent per month from the due date to the date of payment, but only to the extent permitted by law. After the maturity of this Note, Borrower shall pay interest on the unpaid balance equal to one and one half (1.50%) percent per month, but only to the extent permitted by law. In the event that PCLC institutes an action upon this Note or under the Agreement, Borrower shall pay, in addition to unpaid principal, interest and unpaid late charges, the expenditures incurred by PCLC in enforcing collection of this Note and its rights under the Agreement, including all reasonable attorneys’ fees. In addition, if Borrower defaults under this Note, then PCLC shall be entitled to all the rights and remedies of a secured party and as set forth in the Agreement. BORROWER AND PCLC WAIVE ALL RIGHTS TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON THIS NOTE.

The proceeds of this Note are being disbursed by PCLC on Borrower’s behalf in connection with the purchase of certain equipment (the “Equipment”) described in Schedule No. 001 to Master Loan and Security Agreement No.3391 between Borrower and PCLC (the “Loan”). Advances hereunder shall only occur after PCLC has received all items it requires, including from vendors or third parties, and updated financial information if requested. Provided Borrower is not in default under this Note, the Agreement or the Loan, no prior demand for payment has been made by PCLC and the conditions of the succeeding sentence are met, this Note shall be “converted” to, and the principal amount advanced deemed included in the total amount disbursed pursuant to the Loan. The aforesaid “conversion” shall not occur unless and until Borrower has satisfied all credit and documentation requirements of PCLC, including but not limited to the execution and delivery of said Loan and a Delivery Certificate. Upon such “conversion”, this Note shall be deemed paid in full, however the Agreement shall not be canceled until the Equipment has been fully delivered and accepted, and the Loan has been fully funded by PCLC. Borrower has committed to the Loan and without PCLC’s consent, Borrower may not finance the Equipment with another lender or prepay this Note except in connection with the conversion of the Note to the Loan so long as PCLC is willing to complete the Loan.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF PCLC AND BORROWER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT. PCLC shall have the right to fill in any blanks left in this Note, the Agreement, or the Loan and to correct patent errors therein; but the same may not be otherwise modified or discharged, in whole or in part, and no right or remedy of PCLC hereunder or under any other agreement may be waived except by a written agreement signed by PCLC.

PREMIER PACKAGING CORPORATION

BY:	/s/ Robert B. Bzdick

TITLE:	CEO